FOURTH AMENDED AND RESTATED
OPERATION AND MANAGEMENT
SERVICES AND SECONDMENT AGREEMENT

i

ii

Exhibit A	Stormwater Discharge and Wastewater Treatment

Exhibit B	Steam

Exhibit C	Potable Water

Exhibit D	Roads and Grounds

Exhibit E	Sanitary Sewer

Exhibit F	Electrical Power

Exhibit G	Emergency Response

Exhibit H	Filter Press

Exhibit I	Fuel Gas

Exhibit J	API Solids

Exhibit K	Fire Water

Exhibit L	Instrument/Compressed Air

Exhibit M	Rail Operations and Unloading

Exhibit N	Vent System

Exhibit O	Diesel

Exhibit P	Nitrogen

Exhibit Q	Natural Gas

Exhibit R	Propane

iii

FOURTH AMENDED AND RESTATED
OPERATION AND MANAGEMENT SERVICES AND SECONDMENT AGREEMENT
THIS FOURTH AMENDED AND RESTATED OPERATION AND MANAGEMENT SERVICES AND SECONDMENT AGREEMENT (this “Agreement”), dated as of August 31, 2016 (the “Commencement Date”), is made by and among PBF Holding Company LLC, a Delaware limited liability company (the “Company”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City Refining”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo Refining”), Torrance Refining Company LLC, a Delaware limited liability company (“Torrance Refining”), Torrance Logistics Company LLC (“Torrance Logistics” and, together with Delaware City Refining, Toledo Refining and Torrance Refining, the “Company Subsidiaries,” and together with the Company, collectively, the “Company Parties”), PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”), PBF Logistics LP, a Delaware limited partnership (the “Operator”), and Delaware City Terminaling Company LLC, a Delaware limited liability company (“DCT”), Toledo Terminaling Company LLC, a Delaware limited liability company (“Toledo Terminaling”), Delaware Pipeline Company LLC, a Delaware limited liability company (“DPC”), Delaware City Logistics Company LLC (“DCLC”), and PBFX Operating Company LLC, a Delaware limited liability company (“Newco” and, together with DCT, Toledo Terminaling, DPC and DCLC, the “Operator Subsidiaries”). The Operator Subsidiaries, the General Partner and Operator are collectively referred to herein as the “Operator Parties.” The Company, the Company Subsidiaries, the General Partner, the Operator and each of the Operator Subsidiaries may be referred to herein individually as “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, certain of the Parties previously entered into that certain Third Amended and Restated Operation and Management Services and Secondment Agreement, dated as of May 15, 2015 (the “Existing Agreement”), and the Parties now desire to amend and restate the Existing Agreement as provided herein;
WHEREAS, the Operator Parties own or lease the Terminal;
WHEREAS, the Company Parties own and operate the Refinery;
WHEREAS, the Operator Parties have agreed to provide logistics, terminaling and transportation services to the Company Parties and the Company Parties can provide or make available to the Operator Parties the personnel necessary to operate and maintain the Terminals; and
WHEREAS, the Operator Parties desire that the Company Parties provide and make available to the Operator Parties the personnel necessary for the Operator Parties to provide the logistics, terminaling and transportation services.
NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, each of the Company Parties, on the one hand, and each of the Operator Parties, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning specified in the preamble to this document.
“Ancillary Company Services” has the meaning specified in Section 3.5.
“Annual Fee” has the meaning specified in Section 5.2.
“Applicable Law” means any applicable statute, law, regulation, Environmental Law, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the applicable common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between the Operator Parties, on the one hand, and the Company Parties, on the other hand, arising under or in connection with this Agreement, which cannot be resolved by the Services Council within thirty (30) days (unless a longer duration is otherwise agreed to) from being submitted to the Services Council.
“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F and 1 atmospheric pressure.
“bpd” means barrels per day.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California, State of Delaware, State of New York, State of New Jersey or the State of Ohio.

“Capital Expenditure” means any expenditure incurred to acquire or upgrade a fixed asset.
“Claimant” has the meaning specified in Article 22.
“Commencement Date” has the meaning specified in the preamble of this Agreement.
“Company” has the meaning specified in the preamble to this Agreement.
“Company Parties” has the meaning specified in the preamble of this Agreement.
“Company Services” has the meaning specified in Section 3.4.
“Company Subsidiaries” has the meaning specified in the preamble of this Agreement.
“Company Indemnitees” has the meaning specified in Section 14.1.
“Confidential Information” means all information, documents, records and data (including this Agreement, except to the extent required to be made public in a filing with the Securities and Exchange Commission or another Governmental Authority or pursuant to the rules and regulations of any national securities exchange) that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Counterparty” means, with respect to any of the Company Parties, the Operator, and with respect to any of the Operator Parties, the Company.
“DCT” has the meaning specified in the preamble of this Agreement.
“Defaulting Party” has the meaning specified in Section 13.2.
“Delaware City Rail Terminal” means the double-loop rail terminal located in Delaware City, Delaware (together with existing or future modifications or additions) owned and operated by DCT.

“Delaware City Rail Terminaling Services Agreement” means the Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014, by and between the Company and DCT.
“Delaware City Refinery” means the petroleum refinery located in Delaware City, Delaware owned and operated by Delaware City Refining.
“Delaware City Refining” has the meaning specified in the preamble of this Agreement.
“Delaware City Truck Loading Services Agreement” means the Delaware City Truck Loading Services Agreement, dated as of May 15, 2015, by and between the Company and DCLC.
“Delaware City West Ladder Rack Terminaling Services Agreement” means the Delaware City West Ladder Rack Terminaling Services Agreement, dated as of September 30, 2014, by and between the Company and DCT, as successor-in-interest to Delaware City Terminaling Company II LLC, a Delaware limited liability company.
“Delaware Pipeline Services Agreement” means the Delaware Pipeline Services Agreement, dated as of May 15, 2015, by and between the Company and DPC.
“Delaware Products Rack” means the 15 lane, 76,000 barrel per day capacity truck loading rack located adjacent to the Delaware City Refinery.
“Delaware Products Pipeline” means the 23.4 mile, 16-inch interstate petroleum products pipeline originating at the Delaware City Refinery with terminus at Sunoco Logistics Partners L.P.’s Twin Oaks terminal.
“East Coast Terminals” means the products terminals owned and operated by PBF Logistics Products Terminals LLC.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment, safety, and occupational health, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, OSHA, and other similar federal, state or local health and safety, and environmental conservation and protection laws.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Event of Default” has the meaning specified in Section 13.1.
“Existing Agreement” has the meaning specified in the recitals of this Agreement.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, blockades, insurrections, riots, storms, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, washouts, other interruptions caused by acts of nature or the environment, arrests, the order of any court or Governmental Authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, vessels, storage tanks or lines of pipe or rail lines, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain or distribute crude oil, feedstocks, other products or materials necessary for operation because of a failure of third-party pipelines or rail lines or any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” has the meaning specified in Section 11.1.
“Force Majeure Party” has the meaning specified in Section 11.1.
“General Partner” has the meaning specified in the preamble of this Agreement.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement, cause of action, equitable or injunctive relief, or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Non-Defaulting Party” means the Counterparty to a Defaulting Party.
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement, dated as of the date hereof, by and among the Company, the General Partner, the Operator and PBF Energy Company LLC.
“Operator” has the meaning specified in the preamble to this Agreement.
“Operator Indemnitees” has the meaning specified in Section 14.2.
“Operator Parties” has the meaning specified in the preamble of this Agreement.
“Operator Subsidiaries” has the meaning specified in the preamble of this Agreement.
“OSHA” means Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

“Overhead Expenses” means all overhead costs and expenses of any of the Company Parties (including all compensation costs, including payroll, benefits and payroll taxes allocated to each of the Seconded Employees providing the Personnel Duties, or the Company’s employees providing the Company Services or the Ancillary Company Services, multiplied by the proportion of such Person’s business time spent providing Personnel Duties, Company Services or Ancillary Company Services, as applicable) to the extent related to the Personnel Duties, the Company Services or the Ancillary Company Services.
“Party” or “Parties” has the meaning specified in the preamble to this Agreement.
“Period of Secondment” has the meaning specified in Article 3.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Personnel Duties” has the meaning specified in Article 3.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Bonds, Rates & Yields Section as the Prime Rate.
“Prudent Industry Practice” means, as of the relevant time, those methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States that, in the exercise of reasonable judgment in light of the circumstances known at the time of performance, would have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition with due regard for health, safety, security and environmental considerations. Prudent Industry Practice is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include reasonably acceptable practices, methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States.
“Receiving Party Personnel” has the meaning specified in Section 16.4.
“Refinery” means, collectively, the Delaware City Refinery, the Toledo Refinery and the Torrance Refinery. In addition, if any of the Company Parties acquires, leases or constructs assets directly connected to and leased or constructed to reasonably support the operation of, or to replace any portion of, the Delaware City Refinery, the Toledo Refinery or the Torrance Refinery, those assets shall automatically become a part of the Refinery.
“Required Permits” has the meaning specified in Section 8.1.
“Respondent” has the meaning specified in Article 22.
“Seconded Employee” has the meaning specified in Article 3.
“Seconded Employee Schedule” has the meaning specified in Section 3.3(a).
“Services Agreements” means, collectively, the Delaware City Rail Terminaling Services Agreement, the Toledo Truck Unloading & Terminaling Agreement, the Toledo Storage

& Terminaling Services Agreement, the Delaware City West Ladder Rack Terminaling Services Agreement, the Delaware City Truck Loading Services Agreement, the Delaware Pipeline Services Agreement, and the SJV System Transportation Agreement.
“Services Council” shall mean the council comprised of 2 representatives of the Operator Parties and 2 representatives of the Company Parties.
“Special Damages” has the meaning specified in Article 15.
“SJV System” means the 189.2 mile crude pipeline system (collectively, the “SJV System”) which consists of: (i) the M1, M55 and M70 pipelines in California with approximately 110,000 bpd of capacity; (ii) 11 pipeline stations positioned between Belridge and the Torrance Refinery with heavy crude heating, pumping and storage capabilities; and (iii) 11 breakout tanks with an aggregate capacity of 988,000 barrels.
“SJV System Transportation Agreement” means the SJV System Transportation Agreement, dated as of the date hereof, by and between the Company and TVPC.
“Term” has the meaning specified in Section 2.1.
“Terminal” means, collectively, the Delaware City Rail Terminal, the Toledo Tank Farm Assets, the Toledo Truck Terminal, the West Ladder Rack, the Delaware Products Rack, the Delaware Products Pipeline, the East Coast Terminals and the SJV System.
“Toledo Refinery” means the petroleum refinery, located in Toledo, Ohio owned and operated by Toledo Refining.
“Toledo Refining” has the meaning specified in the preamble of this Agreement.
“Toledo Tank Farm Assets” means the tank farm, commonly referred to as “Tank Farm #2,” and related facilities co-located with the tank farm, connected by pipelines to the Toledo Refinery located near Toledo, Ohio.
“Toledo Terminaling” has the meaning specified in the preamble of this Agreement.
“Toledo Storage & Terminaling Services Agreement” means that certain Storage and Terminaling Services Agreement, dated as of the date hereof, by and between the Company and Toledo Terminaling.
“Toledo Truck Terminal” means the truck unloading facility generally consisting of four crude truck unloading spots located in Toledo Refinery’s north tank farm adjacent to the Toledo Refinery (together with existing or future modifications or additions) owned and operated by the Operator.
“Toledo Truck Unloading & Terminaling Agreement” means that certain Toledo Truck Unloading and Terminaling Agreement, dated as of May 14, 2014, by and between the Company and the Operator.
“Torrance Refinery” means the petroleum refinery, located in Torrance, California owned and operated by Torrance Refining.

“TVPC” means Torrance Valley Pipeline Company LLC, a Delaware limited liability company.
“West Ladder Rack” means the heavy crude oil rail unloading rack located in Delaware City, Delaware (together with existing or future modifications or additions) owned and operated by DCT II.
1.2Construction of Agreement.

(a)Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Exhibits are incorporated herein.

(b)All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c)Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d)Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(e)Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue.

(f)A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g)Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h)Except where expressly stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.

(i)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3No Presumption. The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

ARTICLE 2
TERM

2.1Term of Agreement. The term (the “Term”) shall commence on the Commencement Date and shall continue until the earlier of (a) written mutual agreement by the Parties to terminate this Agreement, (b) the termination of the Omnibus Agreement, (c) a termination pursuant to a default in accordance with Section 13.2 or (d) a termination pursuant to Section 2.4.

2.2Termination of Services by the Operator. In addition to the Operator’s right to adjust or terminate any of the Company Services or Ancillary Company Services pursuant to Section 6.1(c), the Operator shall have the right to terminate any or all of the Company Services, Ancillary Company Services or Personnel Duties, without penalty, upon thirty (30) days prior written notice to the Company.

2.3Termination of Company Services and Ancillary Company Services by the Company..

(a)Except as provided in Section 2.3(b), the Company shall have the right to terminate any or all of the Company Services or Ancillary Company Services being performed by the Company Parties without penalty, upon one hundred eighty (180) days prior written notice to the Operator; provided, however, if one hundred eighty (180) days prior notice is not sufficient time for the Operator, using commercially reasonable efforts, to replace the Company Services or Ancillary Company Services that are being terminated, the Company shall make its equipment available to the Operator, at no cost, or continue to provide such Company Services or Ancillary Company Services, as applicable, under the terms of this Agreement, whichever is deemed practical by the Company in its reasonable discretion, for a reasonable period of time after such one hundred eighty (180) day period while replacement Company Services or Ancillary Company Services are being arranged.

(b)The Company may not terminate Company Services or Ancillary Company Services for Stormwater Discharge and Wastewater Treatment (Exhibit A), Steam (Exhibit B), Potable Water (Exhibit C), Roads and Grounds (Exhibit D), Sanitary Sewer (Exhibit E), Electrical Power (Exhibit F), Fuel Gas (Exhibit I), Fire Water (Exhibit K), Instrument/Compressed Air (Exhibit L), Vent System (Exhibit N) and Nitrogen (Exhibit P) pursuant to this Section 2.3.

2.4Cessation of Company Services and Ancillary Company Services in connection with the Services Agreements. Upon the termination or expiration of the applicable Term (as defined therein) of each Services Agreement, the Company Services and the Ancillary Company Services that relate thereto shall also terminate as of the termination or expiration of such Term. If all of the Services Agreements terminate or expire, the Term hereof shall automatically terminate.

2.5Effect of Termination. Upon termination or expiration of the Term, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, Articles 14 through 23 shall survive the termination or expiration of the Term in accordance with their terms; provided, further, termination or expiration of the Term shall not discharge or relieve any Party from any obligations or liabilities which may have accrued under the terms of this Agreement prior to such termination.

ARTICLE 3
PERSONNEL, PERSONNEL DUTIES AND COMPANY SERVICES

3.1Seconded Employees. During the Term, the Company shall, directly or indirectly through the other Company Parties, designate (a) certain of employees or contractors of the Company Parties to be seconded to the Operator Parties to (x) perform the Operator Parties’ respective obligations under each of the Services Agreements and (y) otherwise perform the Personnel Duties, and (b) such other Persons (including consultants and professionals, service or other organizations) as the Operator reasonably deems necessary or appropriate in order to permit the Operator to (x) perform the Operator Parties’ respective obligations under each of the Services Agreements and (y) otherwise perform the Personnel Duties. Each employee or contractor who the Company seconds to the Operator Parties pursuant to this Article 3 shall, during the time that such employee or contractor is seconded to the Operator Parties under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.”

3.2Personnel Duties. The Personnel Duties shall include the following:

(a)operation of the Terminal, procurement and furnishing of all materials, equipment, services, supplies and labor necessary for the operation and maintenance of the Terminal, engineering support for such activities, and related warehousing and security, including the following:

(i)maintain and operate flow and pressure control, monitoring, and over-pressure protection;

(ii)maintain, repair, recondition, overhaul, and replace equipment, as needed, to keep the Terminal in good working order; and

(iii)conduct all other routine day-to-day operations and maintenance at the Terminal; and

(b)management and conduct of the business operations associated with the Terminal, including the following:

(i)transportation and logistics, including commercial operations;

(ii)project execution;

(iii)contract administration;

(iv)database mapping, reporting and maintenance;

(v)rights of way;

(vi)materials and capital management;

(vii)emergency response, security, permitting and all other health, safety and environmental services;

(viii)engineering support (including facility design and optimization); and

(ix)such other general services related to the Terminal as the Parties may mutually agree are necessary from time to time.

3.3Secondment of Personnel.

(a)The Company Parties shall maintain a true, complete and accurate list of the Seconded Employees on a schedule (the “Seconded Employee Schedule”). Seconded Employees may be added to or removed from the Seconded Employee Schedule from time to time by the Company Parties, as appropriate.

(b)Subject to the Company Parties’ right to be reimbursed by the Operator for such expenses in accordance with Section 5.1, each Company Party shall pay all expenses incurred by it in connection with the retention of the Seconded Employees and such other Persons, including compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by such Company Party, and, if applicable, social security taxes, workers compensation insurance, retirement and insurance benefits and other such expenses. Any such Seconded Employees and other Persons retained by any Company Party may be union or non-union employees.

(c)Each Seconded Employee (other than contractors) will at all times remain an employee of the applicable Company Party. Each Seconded Employee will, during the applicable Period of Secondment, be called upon to perform services for both the Operator Parties and the Company Parties. The Company Parties retain the right to terminate the Secondment of any Seconded Employee for any reason and at any time or to hire or discharge the Seconded Employees with respect to their employment or engagement with the Company Parties. The Operator shall have the right to terminate the Secondment to it of any Seconded Employee (including any supervisor described in (e)) for any reason and at any time, upon prior written notice to the Company Parties, but at no time will the Operator have the right to terminate any Seconded Employee’s employment by the Company Parties or their respective contractor.

(d)During a Period of Secondment, with respect to any Seconded Employee, such Seconded Employee will report into the Operator’s management structure, and will be under the direct management, supervision, direction and control of the Operator with respect to such Seconded Employee’s day-to-day activities with contractors remaining at the direction of the contracting entity.

(e)Those active employees whose titles in the Seconded Employee Schedule reflect that they serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at the Terminal or to provide management support on behalf of the Operator are designated by the Operator as supervisors to act on the behalf of the Operator in supervising the Seconded Employees pursuant to Section 3.3(d) above. Any Seconded Employee so designated will be acting on behalf of the Operator when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of the Operator.

(f)The Operator shall not be a participating employer in any benefit plan of any Company Party. The Company Parties shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and the Operator shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to the Operator.

3.4Company Services. In addition to providing the Seconded Employees to the Operator Parties pursuant to Section 3.3, the Company Parties shall also provide (through employees, contractors, subcontractors or Affiliates) the services enumerated in the Exhibits to this Agreement (the “Company Services”) upon customary terms in accordance with Prudent Industry Practice. The Operator shall reimburse the Company for the Company Services in accordance with Section 5.1; provided, however, that in the event any Company Services requires the Company Parties to make Capital Expenditures, such Capital Expenditures shall be subject to Section 6.1 and the Company Parties shall not be required to provide such Company Services until the Company Parties are able to do so after using reasonable efforts in compliance with Section 6.1; provided, further, the Company Parties shall not be required to perform any additional Company Services if the Company reasonably believes the performance thereof will (i) materially adversely interfere with, or be detrimental to, the operation of the Refinery or (ii) violate Applicable Law.

3.5Ancillary Company Services. From time-to-time during the Term, the Operator may request that the Company Parties provide (through employees, contractors, subcontractors or Affiliates), ancillary services to the Operator Parties (“Ancillary Company Services”) upon customary terms in accordance with Prudent Industry Practice so long as such additional Ancillary Company Services are reasonably related to the Company Services or existing Ancillary Company Services. The Operator shall reimburse the Company for the Ancillary Company Services in accordance with Section 5.1; provided, however, that in the event any requested additional Ancillary Company Services requires the Company Parties to make Capital Expenditures, such Capital Expenditures shall be subject to Section 6.1 and the Company Parties shall not be required to provide such additional Ancillary Company Services until the Company Parties are able to do so after using reasonable efforts in compliance with Section 6.1; provided, further, the Company Parties shall not be required to perform any additional Ancillary Company

Services if they reasonably believe the performance thereof will (i) materially adversely interfere with, or be detrimental to, the operation of the Refinery or (ii) violate Applicable Law.

3.6Third-Party Arrangements. Nothing herein shall be deemed to prevent any of the Company Parties from providing services similar to the Company Services or Ancillary Company Services to third parties. Further, nothing herein shall be deemed to prohibit any of the Operator Parties from receiving services similar to the Company Services or Ancillary Company Services from third parties.

3.7Interruption of Company Services. The Parties shall use commercially reasonable efforts to minimize the interruption of Company Services or Ancillary Company Services. In addition, the Company shall inform the Operator at least sixty (60) days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of Company Services or Ancillary Company Services at the applicable facility, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions the Company is taking to resume full operations; provided, however, that the Company shall not have any liability for any failure to notify, or delay in notifying, the Operator of any such matters except to the extent, subject to Article 11, the Operator has been materially damaged by such failure or delay.

3.8Manner of Performing/Providing Personnel Duties. The Personnel Duties to be performed and provided by the Seconded Employees made available pursuant to Section 3.3 by the Company Parties hereunder shall be performed and provided consistent with Prudent Industry Practice.

ARTICLE 4
SELF-PROVIDED SERVICES AND SHARED ITEMS

4.1Self-Provided Services. Subject to the Omnibus Agreement, except for the Company Services and the Ancillary Company Services set forth in Sections 3.4, and 3.5, respectively, the Operator shall provide for itself, at its sole cost and expense, any other services it requires as applicable for its operations, including telephone and fax services, computers and computer networks and tank gauging.

4.2Shared Items. Notwithstanding anything to the contrary contained in Section 4.1 above, the Parties have agreed to share certain of the following items:

(a)existing infrastructure for the Parties’ telephones and faxes, including telephone switch;

(b)existing fiber optics system;

(c)radio messages, at times, during their normal operations at the Refinery and the Terminals, respectively; and

(d)an emergency alarm system for the Parties’ respective operations at the Refinery and the Terminal, respectively, including existing infrastructure used by the Parties to connect to the emergency alarm system; provided, however, each Party shall be responsible, at its sole cost, for interconnecting into the emergency alarm system.

ARTICLE 5
PRICING, BILLING AND REIMBURSEMENT

5.1Reimbursement for Personnel Duties, Company Services and Ancillary Company Services. The Operator shall reimburse the Company for all third-party costs and expenses incurred by any of the Company Parties in connection with the performance by the Seconded Employees of the Personnel Duties, or the Company’s employees of the Company Services and the Ancillary Company Services (including any Overhead Expenses) and if mutually agreeable to the Parties shall cause any third-party service providers to invoice the Operator Parties directly in connection with the performance of any Personnel Duties by such third party or the performance of any Company Service or Ancillary Company Services by such third party. The Operator shall reimburse the Company for all taxes (other than property taxes, ad valorem taxes, income taxes, gross receipt taxes, payroll taxes and other similar taxes) that the Company incurs on the Operator Parties’ behalf for the performance by the Seconded Employees of the Personnel Duties, or the Company’s employees of the Company Services and the Ancillary Company Services, unless prohibited by Applicable Law; provided, however, that in no event shall the Company charge or be entitled to pass-through costs that (i) result from any criminal act, willful misconduct or negligence of the Company or any of its agents, employees or representatives, or (ii) are in the nature of fines, late fees, penalties, interest or similar obligations that could have been avoided by the Company in the exercise of Prudent Industry Practice. If the Operator is exempt from the payment of any taxes allocated to it under this Section 5.1, the Operator shall furnish the Company with the proper exemption certificates.

5.2Annual Fee. In addition to reimbursement under Section 5.1, the Operator shall pay to the Company an annual fee for the services as set forth herein and in connection with the provision of certain utilities and other infrastructure-related services equal to $6,386,000 (the “Annual Fee”) payable in equal monthly installments in accordance with Section 5.3, commencing in the first month following the Commencement Date. The Annual Fee for the 2016 fiscal year shall be prorated based on the number of days from the Commencement Date to December 31, 2016. At the end of each calendar year, the Company will have the right to submit to the Operator a proposal to increase the amount of the Annual Fee for the upcoming year if the Company believes, in good faith, that for the services as set forth herein, the utilities and other infrastructure-related services performed by the Company Parties for the benefit of the Operator Parties for the upcoming year justify payment greater than the Annual Fee for such year. If the Company submits such a proposal to the Operator, the Operator agrees that it will negotiate in good faith with the Company to determine if the Annual Fee for the upcoming year should be increased and, if so, the amount of such increase. If the Parties cannot agree to the amount of an increase in the Annual Fee for that year, then the increase amount shall become an Arbitrable Dispute and governed in accordance with Section 22.3. Until the Parties are able to agree on the Annual Fee increase amount, if any, the Annual Fee for the preceding year shall continue to be the applicable fee and any subsequent increase decided upon shall be applied retroactively to the start of the year.

5.3Billing. The Company shall provide monthly invoices to the Operator for all reimbursements payable under this Agreement and the Operator shall reimburse the Company as specified in the monthly invoices within ten (10) days after its receipt of such invoice; provided, however, that notwithstanding anything herein to the contrary, no reimbursements shall be made hereunder to the extent such reimbursements are made pursuant to the Omnibus Agreement. The Company shall also include in such monthly invoices the applicable amount of the Annual Fee owed by the Operator and the Operator shall pay the Annual Fee as specified in the monthly invoices within ten (10) days after its receipt of such invoice. Any past due reimbursements or fees owed to the Company hereunder shall accrue interest, payable on demand, at the Prime Rate plus 400 basis points from the due date of the reimbursement or fee through the actual date of reimbursement or payment of the fee. Reimbursement or payment of any fee pursuant to this Section 5.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company. If any such reimbursement or fee shall be due and payable on a day that is not a Business Day, such reimbursement or fee shall be due and payable on the next succeeding Business Day. Notwithstanding any other provision in this Agreement, the Company shall have up to thirty (30) days after the end of a calendar quarter to issue an invoice to true-up all amounts owed by each party under this Agreement during the calendar quarter so ended.

5.4Contents of Invoices. Any invoice delivered by the Company to the Operator pursuant to Section 5.3 above shall set forth in detail the Company’s calculation of the charges for the Personnel Duties, the Company Services and the Ancillary Company Services, and shall be accompanied by information reasonably sufficient for the Operator to determine the accuracy of such invoice.

5.5Reimbursement Disputes. Notwithstanding any other provision of this Article 5, if the Operator in good faith disputes the correctness of any invoice submitted by the Company, the Operator shall promptly submit to the Company a written statement detailing the specific items disputed and shall reimburse the undisputed portion of the invoice within the time period specified for reimbursement hereunder. Any disputed items shall be subject to the dispute resolution procedures in Article 22, and any reimbursement determined to be due pursuant to said dispute resolution shall bear interest at the Prime Rate plus 400 basis points from the date on which said reimbursement otherwise would have been payable hereunder to the date such reimbursement is actually received by the Company.

ARTICLE 6
FEE ADJUSTMENT

6.1Capital Expenditures.

(a)If during the course of the Term the Company determines that it is necessary to make certain Capital Expenditures related to the Company Services and the Ancillary Company Services, the Company may notify the Operator in writing of its desire to have the Operator pay for the Operator’s applicable portion of the cost of such Capital Expenditure.

(b)If within sixty (60) days after the Company provides the written notice requesting Capital Expenditures the Parties have not reached agreement on the need for such Capital Expenditures, then the matter shall become an Arbitrable Dispute and governed in accordance with Article 22. For the avoidance of doubt, if the Company’s Capital Expenditures are not approved, and the Company chooses to make such Capital Expenditures, the Company agrees to bear all costs associated therewith.

(c)Notwithstanding anything to the contrary contained herein, in lieu of participating in the Capital Expenditures the Operator may choose at any time to terminate all of the Personnel Duties, Company Services and the Ancillary Company Services related to such Capital Expenditure.

ARTICLE 7
ACCESS AND AUDIT RIGHTS

The Parties and their respective representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Counterparty, or any of its contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to two (2) years after termination of this Agreement. The Party performing such audit shall have the right to conduct such audit no more than twice per calendar year and each audit shall be limited in time to no more than the present and prior two (2) calendar years. Claims as to defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term. Notwithstanding any of the foregoing, if an Event of Default has occurred and is continuing with respect to a specific Party, the Counterparty shall have unlimited and unrestricted access to the accounting records and other documents maintained by the Counterparty, for so long as such Event of Default continues.
ARTICLE 8
ADDITIONAL COVENANTS

8.1Required Permits. During the Term, unless required by Applicable Law to be held by the Company Parties, the Operator shall, at its sole cost and expense, obtain, apply for, maintain, monitor, renew, and modify, as appropriate, any license, authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any Governmental Authority pertaining or relating to the operation of the Terminal (the “Required Permits”) as currently operated; provided, however, that if any Required Permits require the signature of, or any action by, any of the Company Parties, the Company shall cause such Company Party to reasonably cooperate with the Operator (at the Operator’s expense) so that the Operator may obtain and maintain such Required Permits either for the Operator or the applicable Operator Party. Neither the Company nor the Operator shall do anything in connection with the performance of their respective obligations under this Agreement that causes a termination or suspension of the Required Permits.

8.2Existing Obligations. The execution of this Agreement by the Parties does not reduce any existing obligations of such Parties and does not confer any obligation or responsibility on (a) the Company Parties in connection with: (i) any existing or future environmental condition at the Terminal, including, the presence of a regulated or hazardous substance on or in environmental media at the Terminal (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the ownership and operation of the Terminal, or (b) the Operator Parties in connection with: (i) any existing or future environmental condition at the Refinery, including, the presence of a regulated or hazardous substance on or in environmental media at the Refinery (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the ownership and operation of the Refinery.

8.3Records.

(a)Each Party shall (i) maintain the records required to be maintained by Applicable Law and shall make such records available to the other Parties upon reasonable request and (ii) immediately notify the other Parties of any violation or alleged violation of any Applicable Law relating to this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority relating to this Agreement.

(b)All records or documents provided by any Party to any other Party shall, to the reasonable knowledge of the providing Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Notwithstanding anything herein to the contrary, no Party shall be required to provide to any other Party any document that is determined by the disclosing Party’s legal counsel to be protected by an attorney-client privilege or attorney work product doctrine. Each Party shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to the other Party are no longer accurate or complete.

ARTICLE 9
REPRESENTATIONS

9.1Representations of the Operator Parties. The Operator Parties jointly and severally represent and warrant to the Company Parties that (a) this Agreement, the rights obtained and the duties and obligations assumed by the Operator Parties hereunder, and the execution and performance of this Agreement by the Operator Parties, do not directly or indirectly violate any Applicable Law with respect to the Operator Parties or any of their properties or assets, the terms and provisions of the Operator Parties’ organizational documents or any agreement or instrument to which the Operator Parties or any of their properties or assets are bound or subject; (b) the execution and delivery of this Agreement by the Operator Parties has been authorized by all necessary action; (c) the Operator Parties have the full and complete authority and power to enter into this Agreement and to provide the services hereunder; (d) no further action on behalf of the Operator Parties, or consents of any other party, are necessary for the provision of services hereunder; and (e) upon execution and delivery by the Operator Parties, this Agreement shall be a valid and binding agreement of the Operator Parties enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

9.2Representations of the Company Parties. The Company Parties jointly and severally represent and warrant to the Operator Parties that (a) this Agreement, the rights obtained and the duties and obligations assumed by the Company Parties hereunder, and the execution and performance of this Agreement by the Company Parties, do not directly or indirectly violate any Applicable Law with respect to the Company Parties or any of their property or assets, the terms and provisions of the Company Parties’ organizational documents or any agreement or instrument to which the Company Parties or any of their property or assets are bound or subject; (b) the execution and delivery of this Agreement by the Company Parties has been authorized by all necessary action; (c) the Company Parties have the full and complete authority and power to enter into this Agreement; (d) no further action on behalf of the Company Parties, or consents of any other party, are necessary for the provision of services hereunder; and (e) upon execution and delivery by the Company Parties, this Agreement shall be a valid and binding agreement of the Company Parties enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

ARTICLE 10
INSURANCE

Unless the Operator Parties provide notice that they will obtain insurance coverage independently from the Company Parties, the Company, directly or through one of its Affiliates, shall procure and maintain in full force and effect throughout the Term insurance in sufficient amounts and coverage consistent with Prudent Industry Practice similar to the coverage currently in place for the officers, directors, and assets of the Operator Parties; provided, however, that in either case, each Operator Party shall be the insured party under its respective insurance policy.
ARTICLE 11
FORCE MAJEURE

11.1Force Majeure. In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such event of Force Majeure deliver to the Counterparty written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure event, and the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue. The Operator shall be required to pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests. Prior to the second (2nd) anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 11.1 as a result of a Force Majeure event that adversely affects the Company’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under in accordance with Section 2.4.

ARTICLE 12
SERVICES COUNCIL

12.1Formation of Services Council. The Parties agree to form a Services Council to handle the matters as described in this Article 12. Each Party may choose to include in the Services Council meetings such knowledgeable Persons as may assist either Party in their consultations.

12.2Meetings. The Services Council shall meet at such times as either Party may reasonably request, or at such times as agreed by the Parties, to discuss any aspect of the subject matter of this Agreement. It is the Parties’ intent that the Services Council shall serve as the vehicle for complete and timely communications about the operating plans of one Party that could materially affect the operations of the other (including maintenance or repair activities, approval of Capital Expenditures, or major changes in operations that could result in a disruption of any Service or Ancillary Service), as well as a forum for prompt resolution of any disputes in the initial meeting between the Parties.

ARTICLE 13
EVENT OF DEFAULT: REMEDIES UPON EVENT OF DEFAULT

13.1Event of Default. Notwithstanding any other provision of this Agreement, but subject to Article 22, the occurrence of any of the following shall constitute an “Event of Default”:
(a)Operator fails to make a reimbursement or pay the Annual Fee when due (i) under Article 5 within five (5) Business Days after a written demand therefor or (ii) under any other provision hereof within seven (7) Business Days;

(b)other than a default described in Sections 13.1(a) or 13.1(c), if the Company Parties or the Operator Parties fail to perform any material obligation or covenant made to the Counterparty under this Agreement, which is not cured to the reasonable satisfaction of the Counterparty within fifteen (15) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed;

(c)any Party breaches any representation or warranty made by such Party hereunder, or such warranty or representation proves to have been incorrect or misleading in any material respect when made; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the Counterparty within fifteen (15) Business Days after the date that such Party receives notice that corrective action is needed; or

(d)any Party files a petition or otherwise commences or authorizes the commencement of a proceeding or case under any bankruptcy, reorganization or similar law for the protection of creditors, or have any such petition filed or proceeding commenced against it and such proceeding is not dismissed for sixty (60) days.

13.2Termination. Except as set forth in Section 13.1(d), without limiting any other provision of this Agreement, if an Event of Default with respect to any Party (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to suspend its performance or terminate this Agreement upon written notice to the Defaulting Party.

13.3Set Off. If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article 13, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other agreement or contract or otherwise and whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one (1) Business Day of termination.

13.4No Preclusion of Rights. The Non-Defaulting Party’s rights under this Section 13.4 shall be in addition to, and not in limitation of, any other rights which the Non‑Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

ARTICLE 14
INDEMNIFICATION

14.1Indemnification by Operator. The Operator shall defend, indemnify and hold harmless the Company Parties, their respective Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Company Indemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by the Operator Parties of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Operator Parties made herein or in connection herewith proving to be false or misleading, (b) any personal injury incurred by any representative of the Operator Parties (including any Operator Inspector) while at the Refinery, (c) any failure by the Operator Parties, their Affiliates or any of their respective employees, representatives (including any Operator Inspector), agents or contractors to comply with or observe any Applicable Law, or (d) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Operator Parties, their Affiliates or any of their respective employees, representatives (including any Operator Inspector), agents or contractors in the exercise of any of the rights or obligations hereunder or the handling or transportation of any crude oil hereunder, except to the extent of the Company’s obligations under Section 14.2 below, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Company Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Operator’s liability to the Company Indemnitees pursuant to this Section 14.1 shall be net of any insurance proceeds actually received by the Company Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Company agrees that it shall, and shall cause the other Company Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Company Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Operator of all potential claims against any third party for any such insurance proceeds, and (iii) keep the Operator fully informed of the efforts of the Company Indemnitees in pursuing collection of such insurance proceeds.

14.2Indemnification by Company. The Company shall defend, indemnify and hold harmless the Operator Parties, their respective Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Operator Indemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by the Company Parties of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company Parties made herein or in connection herewith proving to be false or misleading, (b) any personal injury incurred by any representative of the Company Parties (including any Company Inspector) while at the Terminal, (c) any failure by the Company Parties, their respective Affiliates or any of their respective employees, representatives (including any Company Inspector), agents or contractors to comply with or observe any Applicable Law, or (d) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Company Parties, their respective Affiliates or any of their respective employees, representatives (including any Company Inspector), agents or contractors in the exercise of any of the rights or obligations hereunder or the refining, transportation, handling and storage of any crude oil hereunder, except to the extent of the Operator’s obligations under Section 14.1 above, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Operator Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Company’s liability to the Operator Indemnitees pursuant to this Section 14.2 shall be net of any insurance proceeds actually received by the Operator Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Operator agrees that it shall, and shall cause the other Operator Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Operator Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Company of all potential claims against any third party for any such insurance proceeds, and (iii) keep the Company fully informed of the efforts of the Operator Indemnitees in pursuing collection of such insurance proceeds.

14.3EXPRESS REMEDY. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE 15
LIMITATION ON DAMAGES

Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to any Counterparty or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided, however, that the foregoing limitation is not intended and shall not affect Special Damages in connection with any third-party claim or imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided, further, that to the extent an indemnitor hereunder receives insurance proceeds with respect to Special Damages that would be indemnified hereunder if not for this Article 15, such indemnitor shall be liable up to the amount of such insurance proceeds (net any deductible and premiums paid with respect thereto).
ARTICLE 16
CONFIDENTIALITY

16.1Obligations. Each Party shall use commercially reasonable efforts to retain the Counterparty’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 16.1. Each Party further agrees to take the same care with the Counterparty’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

16.2Required Disclosure. Notwithstanding Section 16.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall reasonably cooperate with the disclosing Party (at the disclosing Party’s cost) in allowing the disclosing Party to obtain such protective order or other relief.

16.3Return and Destruction of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that notwithstanding any termination or expiration of this Agreement, any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 16.3, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law for so long as such Confidential Information is retained.

16.4Receiving Party Personnel. The receiving Party shall limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party shall be made aware of the confidentiality provision of this Agreement, and shall be required to abide by the terms thereof. Any third-party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement shall expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

16.5Survival. All audit rights under Article 7 and the obligation of confidentiality under this Article 16 shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE 17
CHOICE OF LAW

This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Subject to Article 22, the Parties agree to the venue and jurisdiction of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement.

ARTICLE 18
ASSIGNMENT

18.1Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto; provided, however, that the Operator may make a collateral assignment of this Agreement solely to secure financing for the Operator and its subsidiaries; provided, however, the Company may subcontract any of the Company Services, Personnel Duties or Ancillary Company Services provided by the Company hereunder so long as such Company Services, Personnel Duties or Ancillary Company Services continue to be provided in a manner consistent with past practices and Prudent Industry Practice.

18.2Terms of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

ARTICLE 19
NOTICES

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express or UPS, one (1) Business Day after deposit therewith prepaid; or (d) if by email, one (1) Business Day after delivery with receipt confirmed. All notices shall be addressed to the Parties at the respective addresses as follows:
If to the Company Parties:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Matthew Lucey, President
Telecopy No: (973) 455-7500
Email: matthew.lucey@pbfenergy.com

with a copy, which shall not constitute notice, to:
PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty, General Counsel
Telecopy No: (973) 455-7500
Email: trecia.canty@pbfenergy.com

If to the Operator Parties:
PBF Logistics LP
c/o PBF Logistics GP LLC
2 One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young
Telecopy No: (561) 899-4335
Email: erik.young@pbfenergy.com

with a copy, which shall not constitute notice, to:
PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jim Fedena, Senior Vice President
Telecopy No: (973) 455-7500
Email: jim.fedena@pbfenergy.com

or to such other address or to such other person as either Party shall have last designated by notice to the other Party.
ARTICLE 20
NO WAIVER; CUMULATIVE REMEDIES

20.1No Waivers. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.

20.2Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 21
NATURE OF TRANSACTION, RELATIONSHIP OF PARTIES
AND REGULATORY STATUS

21.1Independent Contractor. This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that with respect to the services to be performed hereunder (a) the Operator Parties are an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Operator Parties, or any employee or agent of the Operator Parties, an agent or employee of the Company Parties, and (b) the Company Parties are an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Company Parties, or any employee or agent of the Company Parties, an agent or employee of the Operator Parties.

21.2No Agency. No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person in the name of other Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Party; or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

21.3Regulatory Status. It is understood and agreed that neither Party is a utility and is not holding itself out to the other Party, to any entity or to the public at large to provide any utility service, and that by entering into this Agreement and taking the actions it takes pursuant to this Agreement shall not make it a utility or constitute providing utility service. Each Party agrees that it shall not propose, advocate, support or claim in any manner that any Service or Ancillary Service provided hereunder is a utility service or should be regulated in any manner. In the event that any government agency issues a decision, order or finding in any form that any Service provided herein is a utility service or is subject to regulation, the Service or Ancillary Service in question shall immediately terminate, and the Parties agree to work with each other and any public utility commission to provide transition services.

ARTICLE 22
DISPUTE RESOLUTION

22.1Procedure. In the event a dispute arises between the Company Parties and the Operator Parties regarding the application or interpretation of any provision of this Agreement, the Parties agree to use the procedures in this Article 22 to resolve any such disputes. Notwithstanding anything to the contrary contained herein, either Party may seek a restraining order, temporary injunction, or other provisional judicial relief if the Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo. The Parties will continue to participate in good faith in the procedures in this Article 22 despite any request for provisional relief.

22.2Initial Resolution Attempts. Either Party may initiate the dispute resolution procedures by sending written notice to the Counterparty specifically stating the complaining Party’s claim and requesting dispute resolution in accordance with this Article 22. The applicable statute of limitations shall be tolled as of the date of such written notice. No Event of Default shall occur if the subject matter underlying such potential Event of Default is the subject matter of any dispute that is pending resolution or arbitration under this Article 22 until such time that such dispute is resolved in accordance with this Article 22.
(a)Within fourteen (14) days after the complaining Party delivers the complaint, the Services Council shall hold a meeting to resolve the dispute.

(b)If the matter has not been resolved by the Services Council within thirty (30) days of notice being delivered in accordance with Section 22.2(a), unless the Services Council agrees to a longer period of time, the dispute shall become an Arbitrable Dispute and become subject to Section 22.3.

22.3Arbitration. Any and all Arbitrable Disputes (except to the extent injunctive relief is sought) shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000 or non‑monetary relief, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article 22 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article 22 shall control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, and, in the of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant shall pay the compensation and expenses of the arbitrator named by or for it, and Respondent shall pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent shall each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of the Operator, the Company or any of their Affiliates and (b) have not less than seven (7) years’ experience in the energy industry. The hearing shall be conducted in the State of Delaware or the Philadelphia Metropolitan area and commence within thirty (30) days after the selection of the third arbitrator. The Company, the Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages. Notwithstanding anything herein the contrary, the Company may not dispute any amounts with respect to an invoice delivered in accordance with Article 5 that the Company has not objected to within one hundred twenty (120) days of receipt thereof.

ARTICLE 23
GENERAL

23.1Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
23.2Entire Agreement. This Agreement and the Omnibus Agreement together constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the Parties in connection therewith. No promise, representation or inducement has been made by any of the Parties concerning the subject matter of this Agreement and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

23.3Time is of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

23.4No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

23.5Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

23.6Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto as caused this Agreement to be as of the date first above written.
COMPANY:
PBF HOLDING COMPANY LLC
By:     /s/ Trecia Canty
Name: Trecia Canty
Title:     Secretary
DELAWARE CITY REFINING:
DELAWARE CITY REFINING COMPANY LLC
By:     /s/ Trecia Canty
Name: Trecia Canty
Title:     Secretary
TOLEDO REFINING:
TOLEDO REFINING COMPANY LLC
By:     /s/ Trecia Canty
Name: Trecia Canty
Title:     Secretary
TORRANCE REFINING:
TORRANCE REFINING COMPANY LLC
By:     /s/ Trecia Canty
Name: Trecia Canty
Title:     Secretary
TORRANCE LOGISTICS:
TORRANCE LOGISTICS COMPANY LLC
By:     /s/ Trecia Canty
Name: Trecia Canty
Title:     Secretary

Signature Page to the Fourth Amended and Restated
Operation and Management Services and Secondment Agreement

GENERAL PARTNER:
PBF LOGISTICS GP LLC
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President
OPERATOR:
PBF LOGISTICS LP
By: PBF LOGISTICS GP LLC, its general partner
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President
OPERATOR SUBSIDIARIES:
DELAWARE CITY TERMINALING COMPANY LLC
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President
TOLEDO TERMINALING COMPANY LLC
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President
DELAWARE PIPELINE COMPANY LLC
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President
DELAWARE CITY LOGISTICS COMPANY LLC
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President
PBFX OPERATING COMPANY LLC
By:     /s. James Fedena
Name: James Fedena
Title:     Senior Vice President

Signature Page to the Fourth Amended and Restated
Operation and Management Services and Secondment Agreement

Exhibit A
Stormwater discharge and wastewater treatment
Delaware City Refinery
West Ladder Rack
Delaware Products Rack

•	Sewer collection sumps in the area of the West Ladder Rack and the connecting piping to the Refinery waste water treatment plant
Delaware Products Rack

•	Sewer collection sumps in the area of the Delaware Products Rack and the connecting piping to the Refinery waste water treatment plant
Delaware Products Pipeline

•	Valved connection from the Delaware Products Pipeline storm sewer catch basin to the Refinery landfill area.

•	Treatment at the Refinery Waste Water Treatment Plant or Offtest oil system for oil accumulated and removed from the Delaware Products Pipeline storm water catch basin or product collection sumps.
Toledo Refinery

•	Sewer line and piping to transport wastewater from sewer manhole #2004, located at Tank Farm #2 to Veolia for treatment

•	Operating agreement with Veolia for on-site treatment of wastewater

A-1

Exhibit B

Steam
Delaware City Refinery
West Ladder Rack

•	175 psig steam piping delivery system at 75,000 lbs/hr from the natural gas fired package boiler

•	Natural gas piping system to the package boiler
Delaware Products Rack

•	175 psig steam piping delivery system from the refinery steam system
Delaware Products Pipeline

•	175 psig steam piping delivery system from the refinery steam system to the Pipeline Booster Station

B-1

Exhibit C
Potable Water
Delaware City Refinery
Delaware Products Rack

•	Water supply contract with United Water (for bathroom use, not potable)

•	Potable water supply from the Refinery water system
Toledo Refinery

•	Potable water supply and firewater make up to #2 Tank Farm

C-1

Exhibit D

Roads and Grounds
Delaware City Refinery

•	Access roads and associated grounds through the refinery property to the West Ladder Rack property, Delaware Products Rack and Delaware Products Pipeline

D-1

Exhibit E
Sanitary Sewer

•	Not applicable

E-1

Exhibit F
Electrical Power
Delaware City Refinery

•	One boiler and one turbo generator of the refinery electric power generation unit.

•	Loop-Electrical distribution system from the Boiler House, through switchgear 2 and feeder 66

•	WLR-Electrical distribution system from the Boiler House, through switchgears 14 and 15, feeders 70 and 71 and switchgear 450
Delaware Products Pipeline

•	Electrical distribution system from the Boiler House, through switchgears 7 & 10, feeders 44 & 45, sub-station 401, 2400v MCA 401-C and 401-D, to the Booster Pump Station pump motors

•	Electrical distribution system from the Boiler House, through switchgears 7 & 10, feeders 40/41, sub-station 402, 480v MCC 402-A, to the Booster Pump Station MOV’s.
Toledo Refinery

•	Electrical power supply from Toledo Edison

•	Electrical distribution system through substation 2, located on refinery property to substation 8, located on Tank Farm #2 property

F-1

Exhibit G
Emergency Response
Delaware City Refinery

•	Mutual Aid responders and equipment which would be needed in the event of a spill, fire, medical or other emergency, including ambulance, foam and pumper truck, foam supply
Toledo Refinery

•	Mutual Aid responders and equipment which would be needed in the event of a spill, fire, medical or other emergency, including ambulance, foam and pumper truck, foam supply

G-1

Exhibit H
Filter Press

•	Not applicable

H-1

Exhibit I
Fuel Gas

•	Not applicable

I-1

Exhibit J
API Solids

•	Not applicable

J-1

Exhibit K
Fire Water
Delaware City Refinery

•	Raw water supply from United Water

•	Fire water supply from the refinery firewater pumps and system piping
Toledo Refinery

•	Fire water supply and connected refinery pumps P-1916, P-1917, P-1918 and P‑1919

K-1

Exhibit L
Instrument/Compressed Air
Delaware City Refinery

•	Single instrument air compressor rated at 350scfm at 85psig and associated piping delivery system to the West Ladder Rack and Delaware Products Rack

L-1

Exhibit M
Rail Operations and Unloading
Delaware City Refinery

•	Railcar switching services to move railcars to and from the loop track, as needed and unloading crude from railcars

•	West Ladder Rack

•	Railcar switching services to move railcars to and from the West Ladder Rack, as needed, and unloading crude from railcars
Toledo Refinery

•	Maintenance and operational assistance to track crude unloading

M-1

Exhibit N
Vent System
Delaware City Refinery
West Ladder Rack

•	Piping and compressor associated with the refinery lowline vent system
Delaware Products Rack

•	Piping and compressor associated with the refinery lowline vent system from the loading arms

N-1

Exhibit O
Diesel
Delaware City Refinery
West Ladder Track

•	The supply and delivery of diesel fuel for the use in locomotive engines supplied by the refinery through third party contract arrangement

O-1

Exhibit P
Nitrogen
Delaware City Refinery
West Ladder Rack

•	The supply and delivery of nitrogen by the refinery through third party contract arrangements

P-1

Exhibit Q
Natural Gas
Toledo Refinery

•	Natural gas supply to the operator building located on Tank Farm #2 property

Q-1

Exhibit R
Propane
Delaware City Refinery

•	Piping system from refinery propane storage tanks to the Delaware Products Rack Vapor Combustion Unit

R-1